Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-229219) of J.B. Hunt Transport Services, Inc.,

(2)	Registration Statement (Form S-8 No. 333-126325) pertaining to the J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-103748) pertaining to the J.B. Hunt Transport Services, Inc. Amended and Restated Employee Retirement Plan;

of our reports dated February 22, 2019, with respect to the consolidated financial statements and schedule of J.B. Hunt Transport Services, Inc. and the effectiveness of internal control over financial reporting of J.B. Hunt Transport Services, Inc. included in this Annual Report (Form 10-K) of J.B. Hunt Transport Services, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Rogers, Arkansas

February 22, 2019